Exhibit 99.1

Media:	Investor Relations:
Lauren Odell	Randy Scherago
Brunswick Group	(703) 480 6325
(212) 333 3810	scherago.randy@geoeye.com

GEOEYE PROPOSES ACQUISITION OF DIGITALGLOBE; COMBINATION CREATES INCREASED VALUE FOR CUSTOMERS AND SHAREHOLDERS

- SHAREHOLDER CALL SCHEDULED FOR 8:30 A.M. Eastern Time

HERNDON, VA, May 4, 2012 – GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight, today announced that it is proposing to acquire DigitalGlobe, Inc. (NYSE: DGI).

The combined company would create the world’s largest fleet of high resolution commercial imagery satellites. The new company would be well-positioned to meet the evolving needs of the U.S. government and other customers in this fiscally constrained environment. We will also continue to invest in new information, analytic services and the most technologically advanced commercial satellites for government and commercial customers around the world.

Matt O’Connell, chief executive officer and president of GeoEye, said, “This proposal delivers exceptional value for the combatant commanders, national decision makers, civil users and disaster relief workers, who have a critical need for unclassified commercial imagery. It also provides benefits for the taxpayer. It offers our Government a way to get the information it needs while still reducing its funding obligations. The synergies in the combination will also benefit the shareholders of both companies.”

O’Connell continued, “In the face of significant pressure on the U.S. defense budget and intensifying international competition, a combined company will be better positioned to provide the U.S. government with the time-sensitive geospatial intelligence that is needed to support its mission in a very cost-effective manner during these fiscally conservative times. The government is looking to its providers for innovative solutions, and we believe this is the best option to achieve that.”

The proposed transaction would give DigitalGlobe shareholders $17.00 per share in total consideration, payable as $8.50 per share in cash and $8.50 in GeoEye stock, or 0.3537 shares of GeoEye stock for each share of DigitalGlobe stock. This price represents a 26% premium to DigitalGlobe’s closing share price on May 3, 2012. The proposal is structured to provide DigitalGlobe shareholders with the opportunity to participate in the dynamic future growth of the combined company.

The following is a copy of a letter that GeoEye sent to DigitalGlobe with respect to its proposal:

May 4, 2012

Jeffrey R. Tarr

President and Chief Executive Officer

DigitalGlobe, Inc.

1601 Dry Creek Drive, Ste. 260

Longmont, CO 80503

Dear Jeff:

During the past few months, we have discussed with you a combination of GeoEye and DigitalGlobe. We both appreciate that a combination of our two companies results in greater capability to meet national security needs, is more cost effective to the government during this fiscally constrained period, and provides improved value to decision-makers and warfighters.

The considerable scale of the combined entity creates a strong domestic player in satellite imagery which could compete more effectively with foreign providers. The combination also allows for operating expense synergies and reduced capital requirements while better satisfying customer needs. Your letter from March 2, 2012 conveys this same sentiment:

“…we do agree that a well-managed combined company would enjoy material scale and scope benefits in addition to significant cost savings and would be well positioned to meet the needs of the US Government and other customers.”

We both acknowledge that there have been rumors and speculation regarding cuts. Given this uncertain political and fiscal climate, we believe it is in our mutual interest to provide our customers with creative solutions to problems rather than passively speculate on one or another outcome.

To that end, we propose that GeoEye acquire DigitalGlobe in a friendly transaction whereby DigitalGlobe shareholders would receive $17.00 per share in total consideration. Such consideration will be payable as $8.50 per share in cash and $8.50 in GeoEye stock (DigitalGlobe shareholders would receive 0.3537 shares of GeoEye stock for each share of DigitalGlobe owned). This price represents a 26% premium to DigitalGlobe’s closing share price on May 3, 2012. In addition, our Board of Directors would consider restructuring our proposal to increase the cash consideration up to 100% of the purchase price or, in the alternative, reducing the cash consideration and increasing the stock portion of our offer.

Given our financial strength and longstanding supportive banking relationships, we are highly confident that financing will not represent an impediment to the consummation of the proposed transaction. To provide further certainty to the DigitalGlobe Board of Directors, we have been advised that affiliates of Cerberus Capital Management, L.P., our largest shareholders, are prepared to contribute substantial capital in support of our proposed transaction.

We believe that your shareholders and your Board will agree that this is a compelling proposal.

Our Board has authorized this proposal. We are prepared to move quickly to execute a mutually acceptable definitive agreement. Our offer is subject to satisfactory due diligence, the receipt of U.S. Government approvals, and final Board and shareholder approvals.

We have already undertaken extensive due diligence on DigitalGlobe’s public filings and are now prepared to undertake a mutual detailed due diligence review at your earliest convenience. We believe that with your cooperation, we can complete this detailed due diligence and execute a definitive agreement promptly.

Finally, it is our view that a combination of our companies would have no significant contingencies and that this transaction will be promptly consummated. Our counsel, with the assistance of a highly regarded economist, has undertaken a preliminary review of antitrust and international competition issues attendant to the proposed combination, and believe that, with U.S. Government customer support, the transaction will not involve undue delay. We understand from your communications to us that you and your advisors agree.

We have engaged Goldman, Sachs & Company, Convergence Advisors LLC and Latham & Watkins LLP to advise us in this transaction.

We look forward to a response to this letter and sincerely hope that we may move forward to a negotiated transaction.

Sincerely,

Matthew M. O’Connell

CC: DigitalGlobe Board of Directors

CONFERENCE CALL INFORMATION

GeoEye, Inc. (NASDAQ: GEOY) will host a conference call for investors and analysts.

When: Friday, May 4, 2012, at 8:30 a.m. Eastern Daylight Time

To Participate:

To participate in the call via phone, domestic callers may dial toll-free at (877) 776-4039 and international callers may dial (631) 291-4808 approximately 10 minutes prior to the start time. Callers may identify themselves to the operator as GeoEye conference call participants or by using the conference ID: 62701899. Questions will be accepted from phone participants during the live call after prepared remarks and as time permits.

The conference call will also be webcast on the “Investor Relations” section of the company’s corporate Web site, www.geoeye.com. To directly access the live webcast go to: http://geoy.client.shareholder.com/events.cfm and click on the “May 4, 2012 Investor Update Webcast” link. Please allow 15 minutes before the scheduled start time to register, download and install any necessary audio software.

Replay:

An audio replay of the conference call will be available through midnight May 18, 2012, by dialing (855) 859-2056 and typing in the conference ID number: 62701899.

An archived webcast of the conference call will be available at the same URL address approximately two hours after the conclusion of the call.

About GeoEye

GeoEye is a leading source of geospatial information and insight for decision makers and analysts, who need a clear understanding of our changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye’s imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. GeoEye’s ability to collect, process and analyze massive amounts of geospatial data allows our customers to quickly see precise changes on the ground and anticipate where events may occur in the future. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 700 employees worldwide. Learn more at www.geoeye.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011, which we filed with the Securities and Exchange Commission (“SEC”) on March 13, 2012. Copies of all SEC filings may be obtained from the SEC’s EDGAR Web site, http://www.sec.gov/ or by contacting: William L. Warren, Executive Vice President, General Counsel and Secretary, at 703-480-5672.

Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities, nor there may be any sale of securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of any such state or jurisdiction.